[Cohen & Company, Ltd. Stationery]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2024, relating to the financial statements and financial highlights of PlanRock Alternative Growth ETF and PlanRock Market Neutral Income ETF, each a series of Northern Lights Fund Trust III, which are included in Form N-CSR for the period ended September 30, 2024, and to the references to our firm under the headings “Fund Service providers” and “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, LTD.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 27, 2025